Exhibit 5


                                April 20, 1994



  AnnTaylor Stores Corporation
  142 West 57th Street
  New York, New York  10019

            Re:  Registration Statement on Form S-3
                 of AnnTaylor Stores Corporation
                 ----------------------------------

  Dear Sirs and Madams:

            I am Vice President, General Counsel and Secretary of AnnTaylor Stores Corporation, a Delaware corporation (the "Compa-ny"), and am rendering this opinion in connection with the Registration Statement on Form S-3 (File No. 33-52941) of the Company (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), related to the offering by the Company and certain stockholders of the Company of an aggregate of 5,750,000 shares (the "Shares") of common stock, par value $.0068 per share (the "Common Stock"), of the Company (including 750,000 shares subject to the Underwriters' over allotment option).

            In connection with this opinion, I have examined the following: (i) the Restated Certificate of Incorporation and By-laws of the Company, as amended to date, (ii) the Registration Statement, (iii) the applicable resolutions of the Board of Directors of the Company, (iv) the forms of the U.S. Purchase Agreement to be entered into among the Company, certain stock-holders of the Company, Merrill Lynch & Co. (Merrill Lynch, Pierce, Fenner & Smith Incorporated), Morgan Stanley & Co. Incor-porated, Robertson Stephens & Company and William Blair & Compa-ny, and the International Purchase Agreement to be entered into among the Company, certain stockholders of the Company, Merrill Lynch International Limited, Morgan Stanley & Co International Limited, Robertson Stephens & Company and William Blair & Company (together, the "Purchase Agreements") and (v) a specimen certifi-cate evidencing the Common Stock. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such other documents, certificates and records as I have



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  deemed necessary or appropriate as a basis for the opinions set forth herein.

            In such examination, I have assumed the genuineness of all signatures (except signatures on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to origi-nal documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such documents. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon state-ments and representations of officers and other representatives of the Company and others.

            I am admitted to the Bar of the State of New York and express no opinion regarding the laws of any other jurisdiction, other than the General Corporation Law of the State of Delaware.

            Based upon and subject to the foregoing and the quali-fications and limitations set forth in this letter, I am of the opinion that the Shares have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreements, will be validly issued, fully paid and nonassessable shares of Common Stock.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securi-ties Act.


                           Very truly yours,

                           /s/ Jocelyn F.L. Barandiaran
                           ----------------------------










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